Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Entertainment Gaming Asia Inc.

at

$2.35 Net Per Share

by

EGT Nevada Holding Inc.

a wholly owned indirect subsidiary of

Melco International Development Limited

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 6, 2017, UNLESS THE OFFER IS EXTENDED.

EGT Nevada Holding Inc. (“Purchaser”), a Nevada corporation, is a wholly owned indirect subsidiary of Melco International Development Limited (“Melco”), a Hong Kong-listed company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Entertainment Gaming Asia Inc. (“Entertainment Gaming”), a Nevada corporation, that are not already owned by Purchaser or its affiliates at a price of $2.35 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

If, pursuant to, and subject to the terms and conditions of, the Offer, stockholders validly tender (which tenders are not properly withdrawn) a number of Shares that, when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and the Offer is consummated, Purchaser intends to effect a “short-form” merger as promptly as practicable without a vote of, or prior notice to, Entertainment Gaming’s stockholders, pursuant to which Purchaser will be merged with and into Entertainment Gaming, and Entertainment Gaming will continue as the surviving corporation and a wholly owned indirect subsidiary of Melco.

As of the date of this Offer to Purchase, the board of directors of Entertainment Gaming has not made a recommendation regarding the Offer. Entertainment Gaming is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and to publish such recommendation or send it to Entertainment Gaming stockholders within ten business days from the date of this Offer to Purchase. We encourage Entertainment Gaming stockholders to carefully read such statement when it becomes available.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Purchaser or its affiliates and (y) when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to certain other conditions described in “The Offer—Section 11. Conditions of the Offer.”

A summary of the principal terms of the Offer appears on pages S-i through S-vi of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

From the U.S. and Canada, Stockholders May Call Toll-Free: (888) 750-5834

From Outside the U.S. and Canada, Stockholders May Call: (412) 232-3651

Banks & Brokers May Call Collect: (212) 750-5833

May 5, 2017

IMPORTANT

If you wish to tender all or any portion of your Shares in the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Continental Stock Transfer & Trust Company, the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), and either deliver the certificates for your Shares to the Depositary & Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Offer—Section 3. Procedure for Tendering Shares,” in each case prior to the expiration date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect this transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution in order to tender your Shares in the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration date, you may tender your Shares in the Offer by following the guaranteed delivery procedures described in “The Offer—Section 3. Procedure for Tendering Shares.”

The Letter of Transmittal, certificates for Shares and any other documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in “The Offer—Section 3. Procedure for Tendering Shares” are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents is at the election and risk of the tendering stockholder.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer. A stockholder may also contact such stockholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

EGT Nevada Holding Inc. (“Purchaser”), a Nevada corporation, is a wholly owned indirect subsidiary of Melco International Development Limited (“Melco”), a Hong Kong-listed company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Entertainment Gaming Asia Inc. (“Entertainment Gaming”), a Nevada corporation, that are not already owned by Purchaser or its affiliates at a price of $2.35 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Entertainment Gaming Asia Inc. not already owned by Purchaser or its affiliates

Price Offered Per Share	$2.35 per Share, net to the seller in cash, without interest and less any applicable withholding taxes

Scheduled Expiration of the Offer	5:00 p.m., New York City time, on June 6, 2017

Purchaser	EGT Nevada Holding Inc., a wholly owned indirect subsidiary of Melco International Development Limited

Who is offering to purchase my Shares?

The Offer is being made by Purchaser. We are a Nevada corporation and a wholly owned indirect subsidiary of Melco, a Hong Kong-listed company. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9. Certain Information Concerning Purchaser and Melco.”

What are you offering to purchase in the Offer?

We are offering to purchase all of the outstanding Shares of Entertainment Gaming not already owned by Purchaser or its affiliates. See the “Introduction” to this Offer to Purchase and “The Offer—Section 1. Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $2.35 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record holder of your Shares (i.e. you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by Entertainment Gaming’s transfer agent (such Shares, “DRS Shares”), in each case in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker, dealer, bank, trust company or other nominee, and such person tenders Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

S-i

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

If, pursuant to the Offer, stockholders validly tender (which tenders are not properly withdrawn) a number of Shares that, when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and the Offer is consummated, Purchaser intends to effect a “short-form” merger under Section 92A.180 of the Nevada Revised Statutes (“NRS”) as promptly as practicable without a vote of, or prior notice to, Entertainment Gaming’s stockholders, pursuant to which Purchaser will be merged with and into Entertainment Gaming, and Entertainment Gaming will continue as the surviving corporation and a wholly owned indirect subsidiary of Melco (the “Merger”). If the merger takes place, all remaining stockholders will receive the same price per Share as was paid in the Offer, without interest and less any applicable withholding taxes. See “Special Factors—Section 5. Effects of the Offer.”

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is for Melco, through Purchaser, to acquire as many of the Shares not already owned by Purchaser and its affiliates as possible as a first step in acquiring the entire remaining equity interest in Entertainment Gaming. If we are successful and the Merger is consummated, the Shares will, upon consummation of the Merger, no longer be publicly owned and will cease to be listed on the NASDAQ Capital Market (“NASDAQ”), and Entertainment Gaming will cease to be required to make filings with the Securities and Exchange Commission (the “SEC”) and to comply with SEC rules relating to public companies. See “The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

How will you pay for Shares accepted in the Offer?

We are able to provide 100% of the funds required (a) to pay for the Shares validly tendered in the Offer (and not validly withdrawn), (b) to pay fees and expenses related to the Offer and the Merger, which is expected to follow the successful completion of the Offer, and (c) to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer, from our cash and cash equivalents on hand and from funds contributed to us from our affiliates, including Melco. Consummation of the Offer is not subject to any financing condition. See “The Offer—Section 10. Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger;

•	consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price per Share in any subsequent offering period or in the Merger.

See “The Offer—Section 10. Source and Amount of Funds.”

What are the most significant conditions of the Offer?

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the

S-ii

issued and outstanding Shares, excluding Shares owned by Purchaser or its affiliates and (y) when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. We refer to this condition as the “Minimum Condition.” The Minimum Condition is not waivable. The Offer is also subject to a number of other conditions described in this Offer to Purchase. The Offer is not subject to a financing condition. See “The Offer—Section 11. Conditions of the Offer.”

Is there an agreement governing the Offer?

No, there is no agreement governing the Offer.

Will Entertainment Gaming’s board of directors make a recommendation concerning the offer?

As of the date of this Offer to Purchase, the board of directors of Entertainment Gaming (the “Entertainment Gaming Board”) has not made a recommendation regarding the Offer. Under SEC rules, Entertainment Gaming will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this Offer to Purchase. Entertainment Gaming is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon receipt.

Do you have interests in the Offer that are different from my interests as a stockholder of Entertainment Gaming?

Yes. Our interests in the Offer are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer are adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer or your Shares are converted into the right to receive the same cash price in the Merger, you will cease to have any interest in Entertainment Gaming and will not have the opportunity to participate in the future earnings or growth, if any, of Entertainment Gaming or bear the burden and risks of any decrease in value of Entertainment Gaming. On the other hand, we will benefit from any future increase in the value of Entertainment Gaming. We will also bear the burden and risks of any future decrease in the value of Entertainment Gaming. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Entertainment Gaming” and “Special Factors—Section 10. Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the Offer?

We believe that the Offer is substantively and procedurally fair to the unaffiliated stockholders of Entertainment Gaming, based upon the factors set forth under “Special Factors—Section 4. Our Position Regarding the Fairness of the Offer.”

Do Entertainment Gaming’s directors and officers have any interests in the Offer that are different from my interests as a stockholder of Entertainment Gaming?

Yes. Each of Entertainment Gaming’s executive officers and directors holds outstanding options to purchase Shares (the “Entertainment Gaming Options”). All Entertainment Gaming Options, whether vested or unvested, will be cancelled and “cashed out” in connection with the consummation of the Merger for an amount equal to the product of (i) the number of Shares subject to the Entertainment Gaming Options and (ii) the excess, if any, of the Offer Price over the exercise price of the Entertainment Gaming Options, without interest and subject to any applicable withholding taxes. For a further discussion of the interests of Entertainment Gaming’s directors and officers in the Offer, see “Special Factors—Section 10. Interests of Certain Persons in the Offer.”

S-iii

How long do I have to tender my Shares in the Offer?

You may tender your Shares in the Offer until the Offer expires. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 6, 2017. See “The Offer—Section 1. Terms of the Offer.” If you cannot deliver everything required to make a valid tender of your Shares to Continental Stock Transfer & Trust Company, the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or comply with the procedures for book-entry transfer, prior to such time, you may be able to use the guaranteed delivery procedures, which are described in “The Offer—Section 3. Procedure for Tendering Shares.” In addition, if we extend the Offer or provide a subsequent offering period in the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, bank, trust company or other nominee, they may require advance notification before the expiration of the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will accept for payment and pay for all validly tendered and not properly withdrawn Shares promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions of the Offer set forth in “The Offer—Section 11. Conditions of the Offer.” Although we may waive certain conditions of the Offer, the Minimum Condition is not waivable.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary & Paying Agent of certificates representing such Shares (except in the case of tendered DRS Shares) or a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3. Procedure for Tendering Shares,” a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents for such Shares to be validly tendered.

Can the Offer be extended and, if so, under what circumstances?

Yes. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition of the Offer has not been satisfied or waived by us, we may extend the Offer from time to time. See “The Offer—Section 1. Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of the extension, no later than the earlier of (i) 9:00 a.m., New York City time, or (ii) the first opening of the NASDAQ, on the next business day after the day on which the Offer or any extension thereof was scheduled to expire. See “The Offer—Section 1. Terms of the Offer.”

Will there be a subsequent offering period?

We may, in our discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. See “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 4. Withdrawal Rights” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if we elect to provide one, would occur after we have accepted, and become obligated to pay for, all Shares that were validly tendered and not properly

S-iv

withdrawn at the expiration of the initial offering period (including any extensions thereof). Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. See “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 4. Withdrawal Rights.”

How do I tender my Shares?

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•	If you are a record holder (i.e. you hold certificates representing your Shares or DRS Shares, in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares) and any other documents required by the Letter of Transmittal, to the Depositary & Paying Agent or tender your Shares by book-entry transfer. See “The Offer—Section 3. Procedure for Tendering Shares” for further details.

If you wish to tender your Shares in the Offer, but (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in “The Offer—Section 3. Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if we elect to provide such a period. See “The Offer—Section 4. Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal (or a facsimile) containing the required information to the Depositary & Paying Agent while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. See “The Offer—Section 4. Withdrawal Rights.”

If I do not tender my Shares, how will they be affected by the Offer?

If the Merger is consummated, Entertainment Gaming stockholders who do not tender their Shares in the Offer will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering your Shares is that tendering Entertainment Gaming stockholders will be paid earlier. If you do not tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger is not consummated, there may be so few remaining Entertainment Gaming stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded on NASDAQ or other securities exchanges, and there may not be an active public trading market for the Shares. Entertainment Gaming may also no longer be required to make filings with the SEC or comply with other federal

S-v

securities laws and regulations relating to publicly held companies. See “The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

Are dissenter’s rights or other appraisal rights available in either the Offer or the Merger?

Dissenter’s rights and other appraisal rights are not available during the time the Offer remains open, and stockholders of Entertainment Gaming who tender Shares in the Offer will not have any such rights in connection with the Merger. Under Section 92A.390 of the NRS, there is no right of dissent or appraisal with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series that is a “covered security” under Section 18(b)(l)(A) or (B) of the Securities Act of 1933, as amended. The Shares are covered securities because they are traded on the NASDAQ. Accordingly, Purchaser and Melco believe holders of Shares will not have dissenter’s rights or any other appraisal rights in connection with the Merger unless the Shares are delisted from the NASDAQ prior to the day before the consummation of the Merger, which is not expected to occur. See “Special Factors—Section 7. Dissenter’s and Appraisal Rights; Rule 13e-3.”

What will happen to my Entertainment Gaming stock options in the Offer?

In connection with the consummation of the Merger, outstanding Entertainment Gaming Options, whether vested or unvested, will be cancelled and “cashed out” for an amount equal to the product of (i) the number of Shares subject to the Entertainment Gaming Options and (ii) the excess, if any, of the Offer Price over the exercise price of the Entertainment Gaming Options, without interest and subject to any applicable withholding taxes.

What is the market value of my Shares as of a recent date?

On April 18, 2017, the last full trading day before Melco filed an amendment to its Schedule 13-D disclosing that Melco was considering making an offer to acquire all of the outstanding Shares not already owned by it or its affiliates for a price in the range of approximately US $2.10 to $2.25 per share, the closing price of the Shares reported on NASDAQ was $1.65 per Share. On May 4, 2017, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on NASDAQ was $1.86. You should obtain current market quotations for Shares before deciding whether to tender your Shares in the Offer. See “The Offer—Section 6. Price Range of Shares; Dividends.”

What are the federal income tax consequences of tendering my Shares pursuant to the Offer or during a subsequent offering period, or receiving payment for my Shares pursuant to the Merger?

In general, the tender of Shares for cash pursuant to the Offer or during a subsequent offering period, or the exchange of Shares for cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer or during a subsequent offering period, or exchanging your Shares for cash pursuant to the Merger, in light of your particular circumstances. See “The Offer—Section 5. Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent, Innisfree M&A Incorporated, toll free from the U.S. and Canada at (888) 750-5834 or, from outside the U.S. and Canada, at (412) 232-3651.

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To the Stockholders of Entertainment Gaming Asia Inc.:

INTRODUCTION

EGT Nevada Holding Inc. (“Purchaser,” “we,” “our” or “us”), a Nevada corporation, is a wholly owned indirect subsidiary of Melco International Development Limited (“Melco”), a Hong Kong-listed company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Entertainment Gaming Asia Inc. (“Entertainment Gaming”), a Nevada corporation, that are not already owned by Purchaser or its affiliates at a price of $2.35 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See “The Offer—Section 3. Procedure for Tendering Shares—U.S. Federal Income Tax—Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Continental Stock Transfer & Trust Company (the “Depositary & Paying Agent”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 13. Fees and Expenses.”

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Purchaser or its affiliates and (y) when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. We refer to this condition as the “Minimum Condition.” The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. Although Purchaser may waive certain conditions, the Minimum Condition is not waivable. See “The Offer—Section 11. Conditions of the Offer.”

According to public filings, as of March 15, 2017, there were an aggregate of 14,464,220 Shares issued and outstanding. As of the date of this Offer to Purchase, affiliates of Purchaser own 9,378,074 Shares representing approximately 64.8% of the outstanding Shares. Accordingly, we anticipate the Minimum Condition would be satisfied if at least 3,639,724 Shares are validly tendered pursuant to the Offer by unaffiliated stockholders and not properly withdrawn.

As of the date of this Offer to Purchase, we believe that no filings are required under any antitrust or competition laws. See “The Offer—Section 12. Certain Legal Matters.”

The purpose of the Offer is to acquire for cash as many of the Shares not already owned by Purchaser or its affiliates as possible as a first step in acquiring the entire remaining equity interest of Entertainment Gaming and taking Entertainment Gaming private. The second step in the transaction is the Merger described below.

As of the date of this Offer to Purchase, the board of directors of Entertainment Gaming (the “Entertainment Gaming Board”) has not made a recommendation regarding the Offer. Under the rules of the Securities and Exchange Commission (the “SEC”), Entertainment Gaming will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this Offer to Purchase. Entertainment Gaming is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon receipt.

If, pursuant to the Offer, stockholders validly tender (which tenders are not properly withdrawn) a number of Shares that, when combined with the Shares currently owned by Purchaser and its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and the Offer is consummated, Purchaser intends to effect a “short-form” merger under Section 92A.180 of the Nevada Revised Statutes (“NRS”) as promptly as practicable without a vote of, or prior notice to, Entertainment Gaming’s stockholders, pursuant to which Purchaser will be merged with and into Entertainment Gaming, and Entertainment Gaming will continue as the surviving corporation and a wholly owned indirect subsidiary of Melco (the “Merger”).

Dissenter’s rights and appraisal rights are not available during the time the Offer remains open, and stockholders of Entertainment Gaming who tender Shares in the Offer will not have dissenter’s rights or appraisal rights in connection with the Merger. Under Section 92A.390 of the Nevada Revised Statutes, there is no right of dissent or appraisal with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series that is a “covered security” under Section 18(b)(l)(A) or (B) of the Securities Act of 1933, as amended. The Shares are covered securities because they are traded on the NASDAQ Capital Market (“NASDAQ”). Accordingly, Melco and Purchaser believe holders of Shares will not have dissenter’s rights or any other appraisal rights in connection with the Merger unless the Shares are delisted from the NASDAQ prior to the day before the consummation of the Merger, which is not expected to occur. See “Special Factors—Section 7. Dissenter’s and Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), we will review our options. These options include, among other things, doing nothing, purchasing Shares from time to time in the open market or privately negotiated transactions, disposing of Melco’s interest in Entertainment Gaming, making a new tender offer, or seeking to negotiate a merger or other business combination with Entertainment Gaming.

Certain U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer and the Merger are described in “The Offer—Section 5. Material U.S. Federal Income Tax Considerations.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

1.	Background.

Entertainment Gaming is a company engaged in the growing gaming markets of Asia, with core operations consisting of slot operations, the design, manufacture and distribution of gaming chips and plaques under its Dolphin brand and distribution of third-party gaming equipment to major casinos in Southeast Asia and Australia.

On September 10, 2007, Melco, through EGT Entertainment Holding Limited (“EGT Holding”), a Hong Kong corporation and wholly owned indirect subsidiary of Melco, acquired majority control of Entertainment Gaming pursuant to a Participation Agreement between EGT Holding and Entertainment Gaming. The transactions under the Participation Agreement were approved by disinterested stockholders at a special meeting of stockholders held on September 10, 2007.

In October of 2007, Entertainment Gaming issued 15,000,000 shares in a private placement, reducing Melco’s percentage share of beneficial ownership below 50%.

On November 25, 2014, Melco disclosed that it had regained a majority control of Entertainment Gaming by acquiring Shares through EGT Holding in connection with Entertainment Gaming’s subscription rights offering.

Due to persistently disappointing financial performance, which has caused Entertainment Gaming to trade at a discount to its underlying net asset value, Melco has from time to time evaluated strategic alternatives with respect to its investment in Entertainment Gaming.

From time to time, Melco has received unsolicited requests from stockholders of Entertainment Gaming seeking that Melco effectuate a strategic transaction with respect to Entertainment Gaming, including requests that Melco acquire all outstanding Shares that it does not currently beneficially own.

On April 18, 2017, Melco filed an amendment to its Schedule 13-D disclosing that it was considering making an offer to acquire all of the outstanding Shares not already owned by it or its affiliates for a price in the range of approximately US $2.10 to $2.25 per share.

On May 4, 2017, Entertainment Gaming issued a press release and filed a Form 8-K announcing its results of operations for the financial quarter ended March 31, 2017.

On May 5, 2017, Melco submitted a preliminary non-binding proposal to the Entertainment Gaming Board for the acquisition of all of the outstanding Shares not already owned by Purchaser or its affiliates, for US $2.35 per share, in cash via tender offer. As indicated by the proposal, consummation of the proposed transaction would be subject to a number of conditions, including the valid tender of at least a majority of the issued and outstanding Shares, excluding Shares owned by Purchaser or its affiliates. On the same date, we commenced our Offer.

2.	Purpose of and Reasons for the Offer; Plans for Entertainment Gaming.

We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares pursuant to the Offer.

Purpose of and Reasons for the Offer. The purpose of the Offer is for Melco, through Purchaser, to acquire as many of the Shares not already owned by Purchaser or its affiliates as possible as a first step in acquiring the entire remaining equity interest in Entertainment Gaming and taking Entertainment Gaming private. The second step in the transaction is the Merger, in which all remaining issued and outstanding Shares will, without the need for further action by any stockholder, be automatically cancelled and converted into the right to receive the same price per Share as was paid in the Offer, without interest and less any applicable tax withholding. Upon completion of the Merger, Entertainment Gaming will become a wholly owned indirect subsidiary of Melco.

Despite the collective efforts of management and the Entertainment Gaming Board, Entertainment Gaming has been unable to find suitable investments to successfully deploy its capital in a manner that Melco views as enhancing stockholder value. While these efforts continue, Entertainment Gaming faces challenges and remains limited by its size and scale. Melco’s consideration of the circumstances affecting Entertainment Gaming and their implications for its prospects caused Melco to conclude that it was appropriate to pursue the Offer at this time over other possible strategic alternatives involving Entertainment Gaming, including maintaining the status quo. See “Special Factors—Section 1. Background.” The determination to proceed with the acquisition of the Shares not already owned by Purchaser or its affiliates at this time would also afford Entertainment Gaming’s unaffiliated stockholders the ability to dispose of their Shares at a significant premium over market prices prior to the time the Offer was announced.

In our opinion, there would be a number of benefits to Melco and to Entertainment Gaming that would follow from Entertainment Gaming becoming a wholly owned indirect subsidiary of Melco and operating as a privately held company. These benefits include the following:

•	As a privately held company, Entertainment Gaming will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and the associated implications to public stockholders.

•	By ceasing to be a public company, Entertainment Gaming will benefit from a substantial reduction of burdens on its management and expenses associated with being a public company, including, without limitation, the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relations staff and resources.

•	Being a micro cap public company that is very thinly traded, Entertainment Gaming does not receive the analyst time or attention necessary to have its Shares reflect their true value.

•	If Entertainment Gaming becomes a wholly owned indirect subsidiary of Melco, the companies together may be able to realize cost savings and improve operational efficiencies by eliminating duplication, reducing complexity and increasing scale. The companies together will be able to more effectively share knowledge, expertise, capabilities, technologies and assets, which over time should enhance innovation, flexibility and the combined organization’s ability to exploit opportunities as they arise.

•	The other factors described under “Special Factors—Section 4. Our Position Regarding the Fairness of the Offer.”

In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•	A cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder.

•	A cash tender offer would permit us to acquire the remaining interest in Entertainment Gaming not already owned by us or our affiliates on an expeditious basis and provide Entertainment Gaming’s unaffiliated stockholders with a prompt opportunity to receive cash in exchange for their Shares.

•	The Offer does not compel any stockholder to sell its Shares, and the Offer and the Merger will not be effected unless the Minimum Condition is satisfied.

•	A direct offer to stockholders allows the decision regarding the proposed transaction to be made by the stockholders who actually own the Shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step merger process, a vote of stockholders is required and voting rights are limited to those stockholders who held Shares on a record date several weeks prior to the date of the vote and who therefore may or may not be stockholders as of the date of the vote.

•	For a controlling stockholder that is seeking to acquire shares from a large number of public stockholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

We were aware of and considered the interests that certain executive officers and directors of Entertainment Gaming may have with respect to the Offer due to their interests as stockholders and otherwise, as described in “Special Factors—Section 10. Interests of Certain Persons in the Offer.”

The foregoing discussion summarizes the material factors we considered in our consideration of the Offer. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination.

Plans for Entertainment Gaming. Following the Offer to Purchase and the consummation of the Merger, we expect to operate Entertainment Gaming in substantially the same manner as it is currently being operated. Entertainment Gaming will survive the Merger as a wholly owned indirect subsidiary of Melco. Although we believe that the Merger will afford us the opportunity to create organizational efficiencies, we do not at this time have any plans with respect to initiating any consolidations or reduction in operations or employee headcounts or any definitive plans with respect to Entertainment Gaming’s management. Any such decisions would be made based on, among other factors, the business requirements of Entertainment Gaming and will not be conditioned on the completion of the Offer, the Merger or any other transaction.

We expect to continue to review Entertainment Gaming’s business, assets, debt obligations, corporate and board structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments. Possible changes include changes to Entertainment Gaming’s management, a divestiture of assets or a transfer of Entertainment Gaming’s assets to one or more of Melco’s other operating entities.

Except as otherwise described in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving Entertainment Gaming or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Entertainment Gaming or any of its subsidiaries; (iii) a material change in the present dividend policy, indebtedness or capitalization of Entertainment Gaming; (iv) any change in the present Entertainment Gaming Board or management of Entertainment Gaming; or (v) any other material change in Entertainment Gaming’s corporate structure or business. For information regarding our plans if the Offer is not consummated, see “Special Factors—Section 6. Conduct of Entertainment Gaming’s Business if the Offer Is Not Consummated.” We currently intend to retain the Shares acquired pursuant to the Offer and the Merger.

3.	Position of the Entertainment Gaming Board.

As of the date of this Offer to Purchase, the Entertainment Gaming Board has not made a recommendation regarding the Offer. Under SEC rules, Entertainment Gaming will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this Offer to Purchase. Entertainment Gaming is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon receipt. In evaluating this Offer, you should be aware that three of the six directors of Entertainment Gaming are executive officers or directors of Melco and/or its affiliates. As a result of its ownership of the Shares through its affiliates, Melco has the power to elect all members of the Entertainment Gaming Board. For more information, see “Special Factors—Section 10. Interests of Certain Persons in the Offer.”

4.	Our Position Regarding the Fairness of the Offer.

Under the SEC rules governing “going private” transactions, we are required to express our belief as to the fairness of the Offer to the “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act) of Entertainment Gaming. We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

We believe that the Offer is substantively fair to unaffiliated stockholders of Entertainment Gaming. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the Offer:

•	The Offer Price represents a premium of approximately 42.4% over the closing price of the Shares on April 18, 2017, the last full trading day before Melco filed an amendment to its Schedule 13-D disclosing that Melco was considering making an offer to acquire all of the outstanding Shares not already owned by it or its affiliates for a price in the range of approximately US $2.10 to $2.25 per share.

•	If Entertainment Gaming did not pursue a transaction with us, we expect that the market price of the Shares would, in the near or short term, decline to or near the trading levels prior to the disclosure of Melco’s consideration of an offer to acquire all of the outstanding Shares not already owned by it or its affiliates.

•	As further detailed in the appendix to our preliminary non-binding proposal to the Entertainment Gaming Board, the Offer represents a premium over the net asset value of Entertainment Gaming based on the balance sheet data as of March 31, 2017 set forth in the press release issued on May 4, 2017 announcing Entertainment Gaming’s results of operations for the financial quarter ended March 31, 2017, as adjusted by certain assumptions and calculations by us.

•	The Offer Price reflects the fact that Melco already beneficially owns a majority of the outstanding Shares and, accordingly, the Offer does not involve a change of control. As a result, the Offer Price should not be expected to, and does not, reflect a control premium.

•	The Offer is not subject to any financing condition.

•	The consideration to be paid in the Offer is all cash, which provides certainty of value to unaffiliated stockholders and provides them with the ability to invest the proceeds as they choose.

•	The Offer will provide liquidity for unaffiliated stockholders because it provides an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer and also provides unaffiliated stockholders with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

•	We have not requested, nor are we entitled to, any “break-up fee,” expense reimbursement or other compensation if the Offer is not consummated for any reason.

In addition, we believe that the Offer is procedurally fair to unaffiliated stockholders of Entertainment Gaming, based on the following factors:

•	Each unaffiliated stockholder will be able to decide voluntarily whether or not to tender its Shares pursuant to the Offer.

•	The Offer is conditioned upon the Minimum Condition, which is not waivable.

•	Each unaffiliated stockholder is being treated equally in this Offer.

•	In deciding whether to tender, we expect that unaffiliated stockholders will have the opportunity to consider the position of the Entertainment Gaming Board on the Offer as well as the reasons for its position, which will be included in the Solicitation/Recommendation Statement on Schedule 14D-9.

•	The Offer will remain open for at least 20 business days, unless extended by us.

•	If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

•	If after the consummation of the Offer we and our affiliates collectively own at least 90% of the outstanding Shares, we will cause Entertainment Gaming to consummate the Merger promptly in which all remaining stockholders will receive the same price per Share as was paid in the Offer, without interest.

•	If Entertainment Gaming receives a superior third-party cash offer not subject to conditions, we would be willing to withdraw the Offer and sell Shares owned by us or our affiliates to any acquiror that offers a cash price per Share in excess of the Offer Price.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the Offer:

•	Any unaffiliated stockholder who tenders its Shares pursuant to the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of Entertainment Gaming or benefit from increases, if any, in the value of Entertainment Gaming.

•	With respect to the Offer Price, our financial interest in acquiring the Shares for the lowest price possible is in conflict with the financial interest of the unaffiliated stockholders in selling their Shares for the highest price possible. Accordingly, our financial interests are adverse to the financial interests of unaffiliated stockholders. In addition, as described under “Special Factors—Section 10. Interests of Certain Persons in the Offer,” certain officers and directors of Entertainment Gaming may have interests in connection with the Offer that are different from the interests of the unaffiliated stockholders.

•	Shares have in the past traded at levels that exceed the Offer Price. The Shares reached a 52-week high closing price of $2.22 per share on July 19, 2016, and have traded at higher levels in the past. This trading price history suggests that certain unaffiliated stockholders may have acquired their Shares at prices higher than the current trading levels.

•	The sale of Shares in the Offer or the Merger is generally taxable to the selling U.S. stockholders. See “The Offer—Section 5. Material U.S. Federal Income Tax Considerations.”

In reaching our conclusion as to fairness, we did not consider the liquidation value of Entertainment Gaming. The liquidation value was not considered because Entertainment Gaming is a going concern and we have no plans to liquidate Entertainment Gaming. Therefore, we believe that the liquidation value of Entertainment Gaming is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders.

While we considered the trading history of the Shares, and noted that in certain instances it reflected prices above the Offer Price, we concluded that these factors were not conclusive in determining current value. In our judgment, the prices paid in the past for Shares are not indicative of the value of the Shares as of the date of this Offer in light of Entertainment Gaming’s current business operations and future prospects.

Third-party offers were not considered in reaching our conclusion as to fairness. We are not aware of any firm offers made by any third party to acquire Entertainment Gaming during the past two years. If Entertainment

Gaming receives a superior third-party cash offer not subject to conditions, we would be willing to withdraw the Offer and sell Shares owned by us or our affiliates to any acquiror that offers a cash price per Share in excess of the Offer Price.

The foregoing discussion summarizes the material factors we considered in our consideration of the Offer. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination. Our view as to the fairness of the Offer to unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

5.	Effects of the Offer.

If the Minimum Condition is satisfied and Shares are purchased in the Offer, following the consummation of the Offer we intend to cause the Merger to be effectuated without a vote of, or prior notice to, the stockholders of Entertainment Gaming in accordance with Section 92A.180 of the NRS.

If the Merger is consummated, each then issued and outstanding Share will be automatically cancelled and converted into the right to receive the same price per Share as was paid in the Offer, without interest and less any applicable tax withholding. Stockholders who do not tender their Shares in the Offer will not be entitled to dissenter’s rights or appraisal rights in connection with the Merger. See “Special Factors—Section 7. Dissenter’s and Appraisal Rights; Rule 13e-3.”

As a result of the Offer, Melco’s interest in Entertainment Gaming’s net book value and net earnings will increase to the extent of the number of Shares we acquire. For example, according to Entertainment Gaming’s Form 10-K for the year ended December 31, 2016, Entertainment Gaming’s net book value at December 31, 2016, calculated as total assets minus total liabilities, was approximately $31.759 million and net loss attributable to Entertainment Gaming was approximately $9.735 million. Assuming Melco beneficially owned 64.8% of the outstanding Shares throughout 2016, Melco’s interest in Entertainment Gaming’s net book value and net loss attributable to Entertainment Gaming as of December 31, 2016, would have been approximately $20.580 million and $6.308 million, respectively. Assuming the Offer and the Merger are consummated, Melco’s interest in those items would increase to 100%, and Melco would be entitled to all other benefits resulting from its 100% ownership of Entertainment Gaming, including all income generated by Entertainment Gaming’s operations and any future increase in Entertainment Gaming’s value. Similarly, Melco would also bear all of the risk of losses generated by Entertainment Gaming’s operations and any decrease in the value of Entertainment Gaming after the consummation of the Merger. If the Merger is consummated, Entertainment Gaming will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of Entertainment Gaming and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Entertainment Gaming’s operations or decline in the value of Entertainment Gaming.

The Shares are currently registered under the Exchange Act and are listed on the NASDAQ under the symbol “EGT.” If the Offer is consummated, but the Merger is not consummated for any reason following the consummation of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, each of which could, during the period after the consummation of the Offer and prior to consummation of the Merger, affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ resulting in the Shares ceasing to be listed on the NASDAQ.

If the Merger is consummated, there will be no public market for the Shares, the Shares will cease to be quoted on the NASDAQ and price quotations with respect to the Shares will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated, and Entertainment Gaming will no longer be required to file periodic reports with the SEC. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Entertainment Gaming to holders of the Shares and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to Entertainment Gaming. In addition, the ability of “affiliates” of Entertainment Gaming and persons holding “restricted securities” of Entertainment Gaming to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. See “The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

6.	Conduct of Entertainment Gaming’s Business if the Offer Is Not Consummated.

If the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition) we will review our options. Our options would include, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•	purchasing Shares from time to time in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger);

•	disposing of Melco’s interest in Entertainment Gaming;

•	commencing a new tender offer;

•	consummating a merger or other business combination with Entertainment Gaming, subject to compliance with applicable law; or

•	a combination of two or more of the foregoing.

If we were to pursue any of these alternatives, it might take considerably longer for the unaffiliated stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares pursuant to the Offer.

No assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future transaction or acquisition of Shares or the effect any such actions could have on trading price of the Shares.

7.	Dissenter’s and Appraisal Rights; Rule 13e-3.

Dissenter’s and Appraisal Rights. No dissenter’s rights or other appraisal rights are available to holders of Shares in connection with the Offer or, if consummated, the Merger.

Rule 13e-3. Because Purchaser is an affiliate of Entertainment Gaming, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Entertainment Gaming and certain information relating to the fairness of the Offer and the consideration offered to unaffiliated stockholders be filed with the SEC and disclosed to unaffiliated stockholders prior to consummation of the Offer. We have provided such information in this Offer to Purchase and a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO (the “Schedule TO”) and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act.

8.	Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule II hereto, which is incorporated herein by reference, or otherwise set forth elsewhere in this Offer to Purchase: (a) none of Melco, Purchaser and, to our knowledge after reasonable inquiry, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Melco, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Entertainment Gaming; (b) none of Melco, Purchaser, and, to our knowledge after reasonable inquiry, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Melco, Purchaser or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of Entertainment Gaming during the past sixty days; (c) none of Melco, Purchaser, and, to our knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of Entertainment Gaming (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Melco, Purchaser, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Entertainment Gaming or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations that have not been so reported; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Melco, Purchaser, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Entertainment Gaming or any of its subsidiaries or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date of this Offer to Purchase, we expect that all executive officers and directors of Entertainment Gaming who are affiliates of Melco and Purchaser and all persons specified in Schedule I intend to tender Shares owned by such persons pursuant to the Offer. To the best of our knowledge after reasonable inquiry, none of Entertainment Gaming or its executive officers, directors or affiliates or any person specified in Schedule I has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer.

As of the date of this Offer to Purchase, Purchaser or its affiliates own 9,378,074 Shares, or 64.8% of the issued and outstanding Shares. As a result of its ownership of the Shares through its affiliates, Melco has the power to elect all members of the Entertainment Gaming Board. Due to this ability, Melco-elected directors have the ability to control the related nominations for election, except to the extent nominations for election are presented by any of Entertainment Gaming Board’s other stockholders.

9.	Related Party Transactions.

Certain affiliates, directors and executive officers of Entertainment Gaming have engaged in certain transactions and are parties to certain arrangements with Purchaser and certain of its affiliates, including Entertainment Gaming. Information regarding these transactions is set forth below. The following disclosure is based on our examination of publicly available information filed by Entertainment Gaming.

Trade Sales of Gaming Products

Melco Crown (Macau) Limited (“MCM”), an associate of Melco, purchased an aggregate of approximately $358,000 and $138,000 in gaming products from Entertainment Gaming during the years ended December 31, 2015 and 2014, respectively. MCM did not purchase any gaming products from Entertainment Gaming in the year ended December 31, 2016.

MCE Leisure (Philippines) Corporation (“MCE”), an associate of Melco, purchased gaming products from Entertainment Gaming in the aggregate amount of approximately $167,000, $4.9 million and $3.5 million during the years ended December 31, 2016, 2015 and 2014, respectively.

Melco Resorts & Entertainment Limited, an associate of Melco, purchased an aggregate of approximately $212,000 and $243,000 in gaming products from Entertainment Gaming during the years ended December 31, 2015 and 2014, respectively. Melco Resorts & Entertainment Limited did not purchase any gaming products from Entertainment Gaming in the year ended December 31, 2016.

Studio City International Holding Limited, a subsidiary of Melco, purchased gaming products from Entertainment Gaming in the aggregate amount of approximately $2.3 million during the year ended December 31, 2015. Studio City International Holding Limited did not purchase any gaming products from Entertainment Gaming during the years ended December 31, 2016 and 2014.

On December 18, 2014, MCM and DPD Limited, formerly known as Dolphin Products Limited (“DPD”), entered into the Macau Framework Agreement, and MCE and DPD entered into the PHP Framework Agreement, under which MCM and MCE would purchase, from time to time, the gaming equipment, gaming chips, gaming plaques and related products from DPD, its holding companies and subsidiaries for a term of three years commencing from January 1, 2015. The annual caps for each of the three financial years ending December 31, 2017 were $18 million, $6 million and $5 million, respectively. Neither MCM nor MCE were under any commitment to purchase any amount of products from DPD.

Management Services

During the years ended December 31, 2016, 2015 and 2014, Entertainment Gaming paid Melco Services Limited, a wholly owned subsidiary of Melco, approximately $425,000, $226,000 and $4,000, respectively, primarily for corporate management and administrative services pursuant to an agreement between Melco Services Limited and Entertainment Gaming effective January 1, 2015.

During the years ended December 31, 2016, 2015 and 2014, Entertainment Gaming paid Golden Future (Management Services) Limited, a wholly owned subsidiary of MCM, approximately $240,000, $281,000 and $276,000, respectively, for management services related to Entertainment Gaming’s gaming products business.

10.	Interests of Certain Persons in the Offer.

In considering the fairness of the consideration to be received in the Offer, stockholders should be aware that we and certain officers and directors of Entertainment Gaming have interests in the Offer which may present such parties with actual or potential conflicts of interest, including the following.

Financial Interests. Our interests in respect of the Offer are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of the directors, officers and other affiliates of Entertainment Gaming in the Offer may be the same as or different from your interests. For example, while in general the interests of our and our affiliates’ respective directors and officers in respect of the Offer will be aligned with our interests, some of our or our affiliates’ directors and officers own Shares, which they are entitled to tender pursuant to the Offer for the same price per Share that is available to you.

Executive Officers and Directors of Entertainment Gaming. Currently, three of the six directors of Entertainment Gaming are executive officers or directors of Melco and/or its affiliates. Three of the remaining directors are considered independent as determined by the Entertainment Gaming Board under the rules of the NASDAQ. Certain of the executive officers of Entertainment Gaming are or have been affiliated with Melco and/or its affiliates.

Treatment of Equity Awards Held by Executive Officers and Directors. Each of Entertainment Gaming’s executive officers and directors holds outstanding options to purchase Shares (the “Entertainment Gaming Options”). All Entertainment Gaming Options, whether vested or unvested, will be cancelled and “cashed out”

in connection with the consummation of the Merger for an amount equal to the product of (i) the number of Shares subject to the Entertainment Gaming Options and (ii) the excess, if any, of the Offer Price over the exercise price of the Entertainment Gaming Options, without interest and subject to any applicable withholding taxes.

Employment Agreement with Mr. Chung. On August 13, 2015, Elixir Gaming Technologies (Hong Kong) Limited (“EGT-HK”) and Mr. Clarence Chung entered into an Executive Employment Agreement. The Executive Employment Agreement will continue indefinitely until terminated by either party. EGT-HK can terminate the Executive Employment Agreement immediately for “cause,” as such term is defined in the agreement. In addition, either party to the agreement may terminate the agreement without cause upon three months’ prior written notice or payment of three months’ base salary in lieu of notice to the other party. According to the terms of the Executive Employment Agreement, Mr. Chung is entitled to a fixed salary in the amount of $1 per year and additional incentive remuneration, payable in cash, to be determined annually by the compensation committee of the Entertainment Gaming Board.

Information Regarding Golden Parachute Compensation. This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the tender offer for each of Entertainment Gaming’s named executive officers, including those executive officers who were named executive officers in Entertainment Gaming’s most recent filing with the SEC under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder that required disclosure pursuant to Item 402(c) of Regulation S-K (which we refer to as the “named executive officers”).

The table below assumes that Mr. Chung’s employment will be terminated by Entertainment Gaming without “cause” upon the consummation of the Offer. The amounts reported in the table regarding equity compensation are estimates based on the $2.35 per share cash consideration payable in the Offer. In addition, all of the amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this Offer to Purchase and in the narrative that follows the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Clarence Chung	$3	$58,553	$58,556
Chief Executive Officer
Tranci L. Mangini	$0	$7,175	$7,175
Chief Financial Officer
Andy Tsui(3)	$0	$0	$0

(1)	The amounts in this column represent the estimated value of the cash severance payments that Mr. Chung would receive under his employment agreement in the event of a termination without cause. Ms. Mangini and Mr. Tsui are not subject to any plan or arrangement that provides severance benefits.
(2)	The amounts in this column represent the aggregate amount payable to each named executive officer in respect of unvested Entertainment Gaming Options. Payments in respect of the Entertainment Gaming Options are “single-trigger” payments because the Entertainment Gaming Options are not being continued and will be cashed out in connection with the Merger.
(3)	Mr. Tsui departed Entertainment Gaming in 2015 and is not entitled to any payments in connection with the Offer or Merger.

The payments are estimated based on the equity award holdings immediately prior to the filing of the Schedule TO; therefore, if equity awards are granted after the filing of the Schedule TO, actual payments to a named executive officer may be greater than those provided for above.

Indemnification and Insurance. Purchaser expects that all rights to indemnification, advancement of expenses and exculpation currently in effect in favor of the present and former directors or officers of Entertainment Gaming, as provided in Entertainment Gaming’s certificate of incorporation and amended and restated bylaws, currently in effect, with respect to matters occurring prior to the consummation of the Offer and the Merger, will survive the consummation of the Offer and the Merger and continue in full force and effect thereafter.

Other. Entertainment Gaming may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Solicitation/Recommendation Statement on Schedule 14D-9 that is required to be filed by Entertainment Gaming, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in “The Offer—Section 2. Acceptance for Payment and Payment” prior to the Expiration Date. “Expiration Date” means 5:00 p.m. New York City time, on June 6, 2017, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in “The Offer—Section 11. Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition. We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect (except for the Minimum Condition, which is not waivable).

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived, we may extend the Offer for successive periods of up to ten days per extension until all of the conditions are satisfied or waived. In addition, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. We have no obligation to extend the Offer if any condition to the Offer has not been satisfied or waived. During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “The Offer—Section 4. Withdrawal Rights.”

In accordance with Rule 14d-11 under the Exchange Act, we expressly reserve the right to provide, in our discretion, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods of time as we will determine, in our sole discretion, of at least three business days and up to ten business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may also extend any initial Subsequent Offering Period by any period or periods of time in our discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or legal holiday.

We have not made a decision at this time whether to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension thereof no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price, a change in percentage of securities sought or a change in the dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought or a change in the dealer’s soliciting fee, a minimum of ten business days is generally required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 a.m., New York City time, or (ii) the first opening of NASDAQ, on the next business day after the previously scheduled Expiration Date.

We expect Entertainment Gaming will provide us with its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), and the satisfaction or waiver of the conditions of the Offer set forth in “The Offer—Section 11. Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, subject to the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the conditions of the Offer to Purchase have not been satisfied. We have the right to waive certain conditions of the Offer. The Minimum Condition, however, is not waivable. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “The Offer—Section 12. Certain Legal Matters.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary & Paying Agent, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary & Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary & Paying Agent of: (i) certificates representing such Shares (except in the case of tendered Shares held in a book-entry/direct registration account (a “DRS Account”) maintained by Entertainment Gaming’s transfer agent (such Shares, “DRS Shares”)) or confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (defined in “The Offer—Section 3. Procedure for Tendering Shares—Book-Entry Delivery”); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in “The Offer—Section 3. Procedure for Tendering Shares—Book-Entry Delivery”) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see “The Offer—Section 3. Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfer are actually received by the Depositary & Paying Agent.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary & Paying Agent.

Under no circumstances will we pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than are tendered: (i) in the case of certificated Shares, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares; (ii) in the case of DRS Shares, the unpurchased Shares will be credited to your DRS Account; or (iii) in the case of Shares delivered by book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth “The Offer—Section 3. Procedure for Tendering Shares,” the unpurchased Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary & Paying Agent must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed according to its instructions and duly executed, together with any required signature guarantees or, in the case of a book-entry delivery of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other documents required by the Letter of Transmittal, and either: (i) you must deliver certificates representing the tendered Shares to the Depositary & Paying Agent (except in the case of DRS Shares), or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary & Paying Agent must receive timely confirmation of the book-entry transfer of such Shares (which confirmation must include an Agent’s Message if you have not delivered a Letter of Transmittal) into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined below), in each case prior to the Expiration Date; or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through a DRS Account or the Book-Entry Transfer Facility, the Letter of Transmittal and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary & Paying Agent (including, in the case of a book-entry delivery, by confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility). If certificates representing Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender your Shares pursuant to the Offer and you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered prior to the Expiration Date.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described in this Section 3 will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary & Paying Agent will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary & Paying Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either: (i) a confirmation of a book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility of all Shares tendered by book-entry transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedures described below must be complied with.

Required documents must be transmitted to and received by the Depositary & Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary & Paying Agent.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary & Paying Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees; Stock Powers. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares (which, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the holder of the Shares) who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by, payment of the purchase price is to be made to, or Shares not tendered or accepted for payment are to be returned in the name of, a person other than the registered holder of the Shares that were delivered, then any certificates representing such Shares must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on any such certificates representing such Shares, with the signatures on any such certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing the Shares are forwarded separately to the Depositary & Paying Agent, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender your Shares pursuant to the Offer but you cannot deliver the certificates representing such Shares and all other required documents to the Depositary & Paying Agent prior to the Expiration Date or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary & Paying Agent (as provided below) prior to the Expiration Date; and

•	the certificates representing all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantees (or, in the case of a book-entry delivery of Shares, an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary & Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by facsimile transmission or mail to the Depositary & Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

U.S. Federal Income Tax—Backup Withholding. Under the U.S. federal income tax laws, the Depositary & Paying Agent generally will be required to backup withhold at the applicable statutory rate, currently 28%, from any payments made pursuant to the Offer unless you provide the Depositary & Paying Agent with your correct taxpayer identification number and certify that you are a United States person and are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Appointment of Proxy. By executing and delivering a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Entertainment Gaming stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of Entertainment Gaming stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Entertainment Gaming stockholders.

Determination of Validity. We will resolve, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by July 4, 2017, at any time after such date, in each case by complying with the procedures set forth below.

If we extend the period of time during which the Offer is open and thus are delayed in accepting for payment or paying for Shares, then, without prejudice to our rights under the Offer, the Depositary & Paying Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary & Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in “The Offer—Section 3. Procedure for Tendering Shares.”

If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares.

If we provide a Subsequent Offering Period (as described in more detail in “The Offer—Section 1. Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will resolve, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Material U.S. Federal Income Tax Considerations.

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares and receive cash pursuant to the Offer or during a Subsequent Offering Period and is based upon present law (which may change, possibly with retroactive effect). This discussion does not address the U.S. federal income tax consequences to beneficial owners of Shares exercising appraisal rights, if any. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of tendering your Shares pursuant to the Offer or during a Subsequent Offering Period, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities for U.S. federal income tax purposes or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold Shares as part of a hedge, straddle, constructive sale, integrated or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any tax consequences arising under any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period or that any such position would be sustained. This discussion also assumes that the Shares are not U.S. real property interests within the meaning of the Code.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the law of the United States, any state thereof, or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its worldwide income from all sources or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulation to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of tendering the Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period.

U.S. Holders. A U.S. Holder’s tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder exchanges Shares for cash pursuant to the Offer or during a Subsequent Offering Period, such holder will recognize gain or loss equal to the difference between the adjusted tax basis of their Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer or during a Subsequent Offering Period. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains recognized by noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

An additional 3.8% tax will apply to certain U.S. Holders on the lesser of (i) each such U.S. Holder’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. Holder’s modified adjusted gross income for such year over certain thresholds.

Non-U.S. Holders. The tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, recognized on the exchange of the Shares for cash is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described above under “U.S. Holders,” and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding. Proceeds received by U.S. Holders and Non-U.S. Holders from the sale of Shares pursuant to the Offer or during a Subsequent Offering Period generally are subject to information reporting and may be subject to backup withholding at the applicable statutory rate if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld, and if withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. See “The Offer—Section 3. Procedure for Tendering Shares—U.S. Federal Income Tax—Backup Withholding.”

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “EGT.” The following table sets forth the high and low sales prices per Share on NASDAQ, as reported in published financial sources, for the periods indicated:

	High	Low
FY 2015
First Quarter	$2.12	$1.64
Second Quarter	$2.88	$1.64
Third Quarter	$3.00	$1.83
Fourth Quarter	$2.30	$1.91
FY 2016
First Quarter	$2.22	$1.44
Second Quarter	$2.25	$1.78
Third Quarter	$2.22	$1.79
Fourth Quarter	$1.89	$1.25
FY 2017
First Quarter	$1.73	$1.34

On April 18, 2017, the last full trading day before Melco filed an amendment to its Schedule 13-D disclosing that Melco was considering making an offer to acquire all of the outstanding Shares not already owned by it or its affiliates for a price in the range of approximately US $2.10 to $2.25 per share, the reported closing sales price per Share on NASDAQ in published financial sources was $1.65. On May 4, 2017, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on NASDAQ was $1.86. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

Entertainment Gaming has not declared or paid dividends to date and does not anticipate doing so. Melco does not currently anticipate making any material change in the present dividend rate or policy of Entertainment Gaming if the Offer is consummated.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If we purchase Shares that are tendered in the Offer but the Merger is not consummated, there may be so few remaining Entertainment Gaming stockholders and publicly traded Shares that there may not be an active public trading market (or possibly any public trading market) for the Shares. We cannot predict whether such a reduction in the number of publicly traded Shares would have an adverse or beneficial effect on the market price or marketability of the Shares or whether such a reduction would cause future market prices of the Shares to be greater or less than the price paid in the Offer. If the Merger is consummated, Entertainment Gaming stockholders who do not tender their Shares in the Offer will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering Shares in the Offer is that tendering Entertainment Gaming stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that could lead to the delisting of the Shares from NASDAQ if the Shares do not meet such criteria, including the number of stockholders, the number of publicly held Shares and the aggregate market value of the publicly held Shares. If the Shares no longer meet the NASDAQ requirements for continued listing as a result of our purchase of Shares pursuant to the Offer and the Shares are delisted, the market for the Shares could be adversely affected.

If the Shares are delisted, it is possible that the Shares could be quoted in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and availability of such quotations would depend upon various factors, including the number of holders, the aggregate market value of the remaining publicly held Shares, the interest of securities firms in maintaining a market for the Shares, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. However, our purchase of the Shares pursuant to the Offer may cause the Shares to become eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by Entertainment Gaming to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. If the Merger is consummated, we intend to cause Entertainment Gaming to apply for termination of registration of the Shares under the Exchange Act as soon as such requirements for such delisting and termination are met following the effective time of the Merger. Assuming there are no other Entertainment Gaming securities subject to registration, termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Entertainment Gaming to holders of Shares and to the SEC and would cause Entertainment Gaming to no longer be subject to certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) thereof and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereunder with respect to “going private” transactions. Furthermore, “affiliates” of Entertainment Gaming and persons holding “restricted securities” of Entertainment Gaming may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be “margin securities” or eligible for stock exchange listing.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then such registration will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which allows the Shares to be used as collateral for loans made by brokers. Following our purchase of Shares in the Offer, and depending upon factors similar to those described above regarding securities exchange listing and market quotations, the Shares may no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and could no longer be eligible to be used as collateral for loans made by brokers.

8.	Certain Information Concerning Entertainment Gaming.

Entertainment Gaming is a Nevada corporation. Entertainment Gaming’s principal executive offices are located at Unit C1, Ground Floor, Koon Wah Building, No. 2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, New Territories, Hong Kong SAR. The telephone number of Entertainment Gaming’s principal executive offices is (852) 3147-6600. Entertainment Gaming’s core operations are: (i) slot operations, which include the ownership and leasing of electronic gaming machines placed in resorts, hotels and other venues in Cambodia and the Philippines on a fixed lease or revenue sharing basis with venue owners; and (ii) the design, manufacture and distribution of gaming chips and plaques under its Dolphin brand and distribution of third-party gaming equipment to major casinos in Southeast Asia and Australia.

Except as specifically set forth herein, the information concerning Entertainment Gaming contained in this Offer to Purchase has been taken from or is based upon information furnished by Entertainment Gaming or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth herein is qualified in its entirety by reference to Entertainment Gaming’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge indicating that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Entertainment Gaming, whether furnished by Entertainment Gaming or contained in such documents and records, or for any failure by Entertainment Gaming to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.

Financial Information. The following table sets forth summary historical consolidated financial data for Entertainment Gaming as of and for each of the years ended December 31, 2016, 2015 and 2014. Amounts for the years ended December 31, 2015 and 2014 have been reclassified to conform to the current year presentation, including the impact of discontinued operations. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Entertainment Gaming Annual Report on Form 10-K for the year ended December 31, 2016, including the notes thereto. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by Entertainment Gaming with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Entertainment Gaming Annual Report on Form 10-K for the year ended December 31, 2016 are hereby incorporated by reference in this Offer to Purchase.

	Year Ended December 31,
(amounts in thousands, except per-share amounts)	2016	2015	2014
Consolidated Statements of Comprehensive Loss/Income Data:
Revenues	$1,959	$2,641	$2,974
Cost of revenues	1,593	1,787	1,819
Gross profit	366	854	1,155
Operating loss from continuing operations	(4,950)	(3,609)	(2,957)
Net loss from continuing operations	(5,344)	(3,948)	(2,964)
Net (loss)/income from discontinued operations	(4,391)	4,768	133
Net (loss)/income	(9,735)	820	(2,831)

(Loss)/earnings per share (basic and diluted)
Continuing operations	$(0.37)	$(0.27)	$(0.36)
Discontinued operations	(0.30)	0.33	0.01

	As of December 31,
(amounts in thousands)	2016	2015	2014
Consolidated Balance Sheet Data:
Cash and cash equivalents	$33,599	$30,681	$17,301
Working capital	33,460	31,609	21,616
Gaming equipment, net	389	2,985	5,624
Property and equipment, net	915	5,919	8,895
Total assets	39,428	45,285	44,654
Current liabilities	1,574	2,822	3,007
Other liabilities	441	880	845
Deferred tax liabilities	5,654	29	107
Total stockholders’ equity	31,759	41,554	40,695

Entertainment Gaming does not report its book value or ratio of earnings to fixed charges in the reports it files with the SEC and therefore such items are not set forth herein.

Additional Information. Entertainment Gaming is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. Entertainment Gaming’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

9.	Certain Information Concerning Purchaser and Melco.

Purchaser is a Nevada corporation, with principal executive offices at 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. The telephone number of our principal executive offices is (852) 3151-3731. Purchaser is an investment holding company and a wholly owned indirect subsidiary of Melco.

Melco is a Hong Kong-listed company, with principal executive offices at 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. The telephone number of Melco’s principal executive offices is (852) 3151-3731. Melco is an investment holding company. The principal activities of Melco and its subsidiaries are leisure, gaming and entertainment and other investments.

Mr. Ho, Lawrence Yau Lung (“Mr. Ho”) personally holds 30,769,132 ordinary shares of Melco, representing approximately 1.99% of Melco’s ordinary shares outstanding. In addition, 119,303,024 ordinary shares of Melco are held by Lasting Legend Ltd., 294,527,606 ordinary shares of Melco are held by Better Joy Overseas Ltd., 50,830,447 ordinary shares of Melco are held by Mighty Dragon Developments Limited, 7,294,000 ordinary shares of Melco are held by The L3G Capital Trust and 1,566,000 ordinary shares of Melco are held by Maple Peak Investments Inc., representing approximately 7.73%, 19.08%, 3.29%, 0.47% and 0.10%, respectively, of Melco’s shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Ho. Mr. Ho also has interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Ho and his immediate family members, that holds 306,382,187 ordinary shares of Melco, representing 19.85% of Melco’s shares. Consequently, Mr. Ho may be deemed to beneficially own an aggregate of 810,672,396 ordinary shares of Melco, representing approximately 52.51% of Melco’s ordinary shares outstanding. Mr. Ho’s principal occupation is serving as chairman, chief executive officer and executive director of Melco. Mr. Ho’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Melco and Purchaser are set forth on Schedule I hereto. None of Purchaser, Melco, Mr. Ho, nor, to their respective knowledge, any of the persons listed on Schedule I attached hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of the date of this Offer to Purchase, Melco, through EGT Holding, beneficially owns an aggregate of approximately 64.8% of the issued and outstanding Shares. EGT Holding is an affiliate of Purchaser. The foregoing percentage is based upon the 14,464,220 issued and outstanding Shares as of March 15, 2017.

Neither Melco nor Purchaser has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of dissenter’s and appraisal rights, see “Special Factors—Section 7. Dissenter’s and Appraisal Rights; Rule 13e-3.”

10.	Source and Amount of Funds.

We will require approximately $12.5 million to purchase all Shares validly tendered and not properly withdrawn in the Offer, to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer and to pay related fees and expenses. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from our cash and cash equivalents on hand and from funds contributed to us from our affiliates, including Melco. Consummation of the Offer is not subject to any financing condition.

We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash; (b) we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger; (c) consummation of the Offer is not subject to any financing condition; and (d) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price per Share in any subsequent offering period or in the Merger.

11.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares tendered pursuant to the Offer if:

a)	at the expiration of the Offer, the Minimum Condition (which is not waivable) is not satisfied;

b)	there is any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental entity, or any statute, law, ordinance, rule or regulation is in effect that would (1) make the Offer illegal or (2) otherwise prevent the consummation thereof;

c)	there shall (A) be pending or threatened any suit, claim, action, proceeding, hearing, notice of violation, demand letter or an investigation initiated, filed or conducted, or (B) have been a statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer initiated by any domestic, federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on our ownership, control or operation of all or a material portion of the businesses or assets of Entertainment Gaming, (ii) prohibits or makes illegal the acceptance for payment, payment for or the purchase of Shares or the consummation of the Offer, (iii) results in a material delay in or restricts our ability, or renders us unable, to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on our ability effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Entertainment Gaming’s stockholders, (v) requires material divestiture by us or our affiliates of Shares, (vi) seeks to compel us or our affiliates or Entertainment Gaming or its subsidiaries to dispose of material portions of the business, assets or properties of us or our affiliates or Entertainment Gaming or its subsidiaries, (vii) challenges or seeks to enjoin or prohibit (or seeks damages for) the acquisition by us of the Shares or (viii) that otherwise may adversely impact Entertainment Gaming;

d)	there occurs any event, change or circumstance which has or is reasonably likely to have a material adverse effect on the business or financial condition of Entertainment Gaming; or

e)	Entertainment Gaming enters into or adopts any “poison pill” or similar stockholder rights plan or any other anti-takeover measure.

Subject to applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect (other than the Minimum Condition, which is not waivable). Any reference in this Offer to Purchase to a condition or requirement being satisfied shall be deemed met if such condition or requirement is, subject to applicable law, so waived. Purchaser will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

12.	Certain Legal Matters.

Requirements for a Short-Form Merger. Section 92A.180 of the NRS provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such subsidiary corporation. If, pursuant to the Offer, stockholders validly tender (which tenders are not properly withdrawn) a number of Shares that, when combined with the Shares currently owned by Purchaser or its affiliates, will constitute at least 90% of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and the Offer is consummated, Purchaser intends to cause the Merger to be effectuated pursuant to Section 92A.180 of the NRS without a vote of, or prior notice to, Entertainment Gaming’s stockholders.

Regulatory Approval—General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by Entertainment Gaming with the SEC and a review of certain information furnished by Entertainment Gaming to us, we are not aware of any governmental license or other regulatory permit that appears to be material to Entertainment Gaming’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Entertainment Gaming’s business or certain parts of Entertainment Gaming’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 11. Conditions of the Offer.”

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer is subject to such requirements because, among other reasons, the transaction value of this Offer would be less than the $80.8 million threshold under the HSR Act and we own, and have owned since November 2014, more than 50% of Entertainment Gaming’s outstanding voting securities. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of ours or Entertainment Gaming. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Foreign Antitrust Approvals. Entertainment Gaming and its subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer is subject to such requirements because, among other factors, we own, and have owned since November 2014, more than 50% of Entertainment Gaming’s outstanding voting securities. Although we do not believe that this transaction is subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See “The Offer—Section 11. Conditions of the Offer” for certain conditions of the Offer.

State Takeover Law. Entertainment Gaming and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the Court of Appeals for the Sixth Circuit.

As a Nevada corporation, Entertainment Gaming is subject to NRS 78.378 to 78.3793 (the “Control Share Statute”) and NRS 78.411 to 78.444 (the “Business Combinations Statute”).

The Control Share Statute contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent a provision included in an amendment to Entertainment Gaming’s articles of incorporation or bylaws, these laws would then apply to Entertainment Gaming if it were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on its stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless its articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. We do not believe that the Control Share Statute is applicable to the purchase of Shares by us in the Offer.

The Business Combination Statute prohibits specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. An amendment to the NRS, effective October 1, 2015, however, provides that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an “interested stockholder.” For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. Entertainment Gaming has not made such an election in its articles of incorporation. We do not believe that the Business Combination Statute is applicable to the purchase of Shares by us in the Offer.

Entertainment Gaming and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have enacted takeover laws. We have not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth herein, we have not presently sought to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approval from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating. In such case, we may not be obligated to accept for payment any Shares tendered. See “The Offer—Section 11. Conditions of the Offer.”

Other. Entertainment Gaming and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 11. Conditions of the Offer.”

13.	Fees and Expenses.

We have retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary & Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary & Paying Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses expected to be incurred in connection with the Offer:

Filing Fees	$1,398
Legal Fees and Expenses	$250,000
Depositary Costs	$20,000
Information Agent Fees (including mailing)	$25,000
Printing Costs	$10,000

Total	$306,398

Entertainment Gaming will incur and pay for its own fees and expenses in connection with the Offer. Entertainment Gaming will not pay any of the fees and expenses to be incurred by us.

14.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute or have such statute declared inapplicable to the Offer, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Melco not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and we may file amendments to such documents. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer—Section 8. Certain Information Concerning Entertainment Gaming.”

EGT Nevada Holding Inc.

May 5, 2017

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MELCO

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Melco are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Melco.

Name	Business Address, Citizenship and Current Principal Occupation or Employment and 5-Year Employment History
Ho, Lawrence Yau Lung	Mr. Ho is Executive Chairman of the Board and Chief Executive Officer of Melco. Mr. Ho was appointed the group managing director of Melco in November 2001 after he completed a General Offer for shares of Melco. He was subsequently appointed as chairman and chief executive officer of Melco on March 15, 2006. He is the chairman of the executive committee, finance committee and regulatory compliance committee and a member of the corporate social responsibility committee of Melco and a director of certain subsidiaries of Melco. Mr. Ho is currently the co-chairman and chief executive officer of Melco Resorts & Entertainment Limited, a company listed on the Hong Kong Stock Exchange and the NASDAQ Global Select Market in the United States that holds one of six gaming concessions and subconcessions to develop, own and operate casino gaming and entertainment resort facilities in Asia. He is also the chairman and non-executive director of Summit Ascent Holdings Limited, a company listed on the Hong Kong Stock Exchange. Mr. Ho is a director of both Lasting Legend Ltd. and Better Joy Overseas Ltd., substantial shareholders of Entertainment Gaming. Mr. Ho graduated with a Bachelor of Arts degree in commerce from the University of Toronto, Canada in June 1999 and was awarded the Honorary Doctor of Business Administration degree by Edinburgh Napier University, Scotland in July 2009 for his contribution to business, education and the community in Hong Kong, Macau and China. Mr. Ho’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Ho is a Canadian citizen.

Evan Andrew Winkler	Mr. Winkler is the managing director of Melco and a non-executive director of Melco Resorts & Entertainment Limited, a company listed on the NASDAQ Global Select Market in the United States. Prior to that, Mr. Winkler served as a managing director at Moelis & Company, a global investment bank and a managing director and co-head of technology, media and telecommunications M&A at UBS Investment Bank. Mr. Winkler’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Winkler is a United States citizen.

Tsui Che Yin, Frank	Mr. Tsui has been an Executive Director of Melco since November 2001. He is also a member of the executive committee, finance committee, regulatory compliance committee and corporate social responsibility committee of Melco and a director of certain subsidiaries of Melco. He is currently the chairman and nonexecutive director of Melco’s subsidiary, MelcoLot Limited, a company listed on the Hong Kong Stock Exchange, a director of Mountain China Resorts (Holding) Limited, a company listed on the TSX Venture Exchange of Canada, an independent non-executive director of Jinhui Holdings Company Limited, a company listed on the Hong Kong

Name	Business Address, Citizenship and Current Principal Occupation or Employment and 5-Year Employment History
Stock Exchange, and a non-executive director of Jinhui Shipping and Transportation Limited, a company listed on the Oslo Stock Exchange. Mr. Tsui has more than 30 years of experience in investment and banking industries and held senior management positions at various international financial institutions. Prior to joining Melco, Mr. Tsui was the President of China Assets Investment Management Limited which is the investment manager of China Assets (Holdings) Limited, an investment holding company listed in Hong Kong. Mr. Tsui graduated with a bachelor’s and a master’s degree in business administration from The Chinese University of Hong Kong and with a law degree from the University of London. He also holds a doctoral degree in Business Administration from The University of Newcastle, Australia. He is a member of the Certified General Accountants Association of Canada and the Hong Kong Securities Institute. Mr. Tsui’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Tsui is a United Kingdom citizen.

Chung Yuk Man	Mr. Chung has been an Executive Director of Melco since May 2006. He is also a member of the executive committee, finance committee and corporate social responsibility committee of Melco and a director of certain subsidiaries of Melco. He is currently the chairman and chief executive officer of Entertainment Gaming, a non-executive director of Melco Resorts & Entertainment Limited, a company listed on the NASDAQ Global Select Market in the United States and the chairman and president of Melco Crown (Philippines) Resorts Corporation, a company listed on the Philippine Stock Exchange. Mr. Chung has more than 25 years of experience in the financial industry in various capacities as a chief financial officer, an investment banker and a merger and acquisition specialist. He was named one of the “Asian Gaming 50” by Inside Asian Gaming magazine for multiple years. Mr. Chung obtained a master degree in business administration from the Kellogg School of Management at Northwestern University and The Hong Kong University of Science and Technology, and a bachelor degree in business administration from The Chinese University of Hong Kong. He is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales. Mr. Chung’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Chung is a Hong Kong citizen.

Ng Ching Wo	Mr. Ng has been a Non-executive Director of Melco since September 2004. He is also the chairman of the corporate governance committee and a member of the audit committee, nomination committee and remuneration committee of Melco. Mr. Ng is a senior partner of King & Wood Mallesons. Mr. Ng received his L.L.B. from the University of Alberta in Canada and was admitted to practice as a barrister and solicitor in Alberta in 1981. He is qualified as a solicitor in both the United Kingdom and Hong Kong. Mr. Ng’s practice focused primarily in the area of cross-border corporate and commercial work and he has experience in mergers and acquisitions, take-overs of private and listed companies, crossborder initial public offerings, tax planning, largescale international joint ventures and technology transfer. Mr. Ng’s principal business address is 13/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong. Mr. Ng is a Canadian citizen.

Name	Business Address, Citizenship and Current Principal Occupation or Employment and 5-Year Employment History
Chow Kwong Fai, Edward	Mr. Chow is an independent non-executive director of Melco, Wing Lung Bank Limited, Redco Properties Group Limited and China Aircraft Leasing Group Holdings Limited, companies listed on the Hong Kong Stock Exchange. Mr. Chow was previously the chairman of CIG Yangtze Ports PLC and an independent non-executive director of COSCO Pacific Limited and China Merchants Bank Co., Ltd., all of which are listed on the Hong Kong Stock Exchange. Mr. Chow’s principal business address is 2909A Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. Mr. Chow is a United Kingdom citizen.

Sham Sui Leung, Daniel	Mr. Sham has been an Independent Non-executive Director of Melco since June 2006. He is also the chairman of the remuneration committee and a member of the audit committee and corporate governance committee of Melco. He was previously an independent non-executive director of AEON Stores (Hong Kong) Co., Limited, a company listed on the Hong Kong Stock Exchange. Mr. Sham qualified as a chartered accountant in England and Wales, and worked as a certified public accountant in Hong Kong for over 20 years. He has all-round experience in accounting, auditing and other related works, especially in the fields of corporate finance and securities regulation. He was a partner of Moores Rowland Mazars for 14 years until he retired on December 31, 2003. After his retirement, he rejoined Moores Rowland Mazars as a consultant in late 2004 and worked in that capacity until March 2006. Mr. Sham graduated with a Bachelor of Arts in Economics at University of Leeds. He was a member of the Auditing Standard Committee, the Expert Panel on Listing and the Expert Panel on Securities and the Accountants’ Report Task Force of the HKICPA. He was also a member of the Disciplinary Panel of HKICPA. Mr. Sham’s principal business address is 42nd Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. Mr. Sham is a United Kingdom citizen.

Tyen Kan Hee, Anthony	Dr. Tyen has been an Independent Non-executive Director of Melco since June 2010. He is also the chairman of the audit committee and nomination committee and a member of the remuneration committee and corporate governance committee of Melco. Dr. Tyen is currently an independent director of Entertainment Gaming. He is currently an independent director of Alpha Peak Leisure Inc., a company listed on the TSX Venture Exchange in Canada and an independent nonexecutive director of Summit Ascent Holdings Limited and Mastercraft International Holdings Limited, companies listed on the Hong Kong Stock Exchange. He was previously an independent non-executive director of three Hong Kong listed companies, namely, Value Convergence Holdings Limited, Recruit Holdings Limited and ASR Logistics Holdings Limited. Dr. Tyen holds a Doctoral degree in Philosophy and a Master degree in Business Administration, both from The Chinese University of Hong Kong. He is an associate member of the Hong Kong Institute of Certified Public Accountants, a fellow member of both the Association of Chartered Certified Accountants and the Institute of Chartered Secretaries and Administrators and a member of the Taxation Institute of Hong Kong. He is currently a practicing certified public accountant in Hong Kong and has over 38 years’ experience in auditing, accounting, management and company secretarial practice. Dr. Tyen’s principal business address is 21/F, Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong. Dr. Tyen is a Hong Kong citizen.

Name	Business Address, Citizenship and Current Principal Occupation or Employment and 5-Year Employment History
Tam Chi Wai, Dennis	Mr. Tam joined Melco in 2006. He has more than 20 years of experience in corporate finance, accounting, financial control and mergers and acquisitions. Prior to joining Melco, Mr. Tam held senior management positions with various local listed and multinational companies. He currently serves as Group Finance Director and Head of Human Resources & Administration and is in charge of implementing treasury and financial strategies, human resources and administrative functions of Melco and its subsidiaries (the “Group”). Mr. Tam is currently an executive director of MelcoLot Limited, a company listed on the Hong Kong Stock Exchange and a subsidiary of Melco, and a director of Entertainment Gaming. Mr. Tam obtained his Master Degree in Accounting from Monash University, completed his PhD program at Washington Intercontinental University and was trained at Harvard Business School in Cambridge, Massachusetts. He is the chairman of the board for Greater China for the Institute of Certified Management Accountants (Australia), a member of CPA Australia. In 2014 and 2015, Mr. Tam was awarded “Asia’s Best CFO (Investor Relations)” at the Asian Excellence Awards by Corporate Governance Asia magazine. Mr. Tam’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Tam is a Canadian citizen.

Choy, Andy	Mr. Choy is the property president of Altira Macau and Mocha Clubs. Prior to that, Mr. Choy served as the chief gaming officer for Melco, the president and chief executive officer of Riviera Holdings Corporation and senior vice president of operations with Las Vegas Sands overseeing the Sands Macao and the Four Seasons Macao. Mr. Choy’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Choy is a U.S. citizen.

Leung Hoi Wai, Vincent	Mr. Leung is the group general counsel and serves as the company secretary of Melco. Prior to joining, Mr. Leung was a group senior legal counsel of Hutchison Whampoa Limited, a multinational conglomerate listed on the Hong Kong Stock Exchange with business spanning across over 50 countries. Mr. Leung’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Leung is a Hong Kong citizen.

Law Kwok Fai, Alan	Mr. Law joined the Group in 2007. Mr. Law has more than 30 years of experience in public accountancy, financial management and operational risk management. He held management positions in multinational companies including KPMG, Peninsula Hotels Group, Standard Chartered Bank and Citigroup. Prior to joining the Group, he was the Quality Assurance Head of Citigroup Hong Kong for ten years. Mr. Law obtained his Master Degree of Business Administration from the University of Warwick. He is a fellow member of both the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants and also an associate member of the Institute of Chartered Accountants in England and Wales. Mr. Law’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Law is a Hong Kong citizen.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name	Business Address, Citizenship and Current Principal Occupation or Employment and 5-Year Employment History
Tam Chi Wai, Dennis	Mr. Tam is a Director and the President, Treasurer and Secretary of Purchaser. Mr. Tam joined Melco in 2006. He has more than 20 years of experience in corporate finance, accounting, financial control and mergers and acquisitions. Prior to joining Melco, Mr. Tam held senior management positions with various local listed and multinational companies. He currently serves as Group Finance Director and Head of Human Resources & Administration and is in charge of implementing treasury and financial strategies, human resources and administrative functions of the Group. Mr. Tam is currently an executive director of MelcoLot Limited, a company listed on the Hong Kong Stock Exchange and a subsidiary of Melco, and a director of Entertainment Gaming. Mr. Tam obtained his Master Degree in Accounting from Monash University, completed his PhD program at Washington Intercontinental University and was trained at Harvard Business School in Cambridge, Massachusetts. He is the chairman of the board for Greater China for the Institute of Certified Management Accountants (Australia), a member of CPA Australia. In 2014 and 2015, Mr. Tam was awarded “Asia’s Best CFO (Investor Relations)” at the Asian Excellence Awards by Corporate Governance Asia magazine. Mr. Tam’s principal business address is 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Mr. Tam is a Canadian citizen.

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the amount of Shares beneficially owned as of March 15, 2017 by Purchaser or its affiliates and, to the knowledge of Melco after reasonable inquiry, certain related persons, including the officers and directors of Entertainment Gaming. The percentage calculations set forth in the table are based on 14,464,220 Shares outstanding as of March 15, 2017. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of March 15, 2017, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share.

There have been no transactions in the Shares by such persons during the 60 days prior to May 5, 2017.

Name of Director, Executive Officer or Nominee	Shares(1)		Percentage
Clarence (Yuk Man) Chung	736,204	(2)	5.0%
Traci L. Mangini	30,001	(3)	*
Vincent L. DiVito	34,742	(4)	*
John W. Crawford, J.P.	34,109	(5)	*
Anthony (Kanhee) Tyen	34,643	(6)	*
Samuel (Yuen Wai) Tsang	29,375	(7)	*
Dennis (Chi Wai) Tam	—		—
All directors and executive officers as a group (7 persons)	899,074		6.1%

*	Less than one percent

Name of 5%(+) Holders	Shares(1)		Percentage
EGT Entertainment Holding Limited 38/F, The Centrium 60 Wyndham Street Central, Hong Kong	9,378,074	(8)	64.8%

(1)	Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.
(2)	Includes 145,938 shares issuable upon the exercise of stock options.
(3)	Includes 23,751 shares issuable upon the exercise of stock options.
(4)	Includes 17,032 shares issuable upon the exercise of stock options.
(5)	Includes 19,688 shares issuable upon the exercise of stock options.
(6)	Includes 27,143 shares issuable upon the exercise of stock options.
(7)	Includes 21,875 shares issuable upon the exercise of stock options.
(8)	The shares are owned directly by EGT Holding, which is the wholly owned indirect subsidiary of Melco and an affiliate of Purchaser. Mr. Ho beneficially owns an aggregate of 52.51% of Melco’s ordinary shares outstanding. Melco and Mr. Ho are the indirect beneficial owners of the reported securities.

II-1

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary & Paying Agent at one of the addresses set forth below:

The Depositary & Paying Agent for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Hand, Overnight Delivery or Mail:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

For telephone inquiries: (917) 262-2378

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

From the U.S. and Canada, Stockholders May Call Toll-Free: (888) 750-5834

From Outside the U.S. and Canada, Stockholders May Call: (412) 232-3651

Banks & Brokers May Call Collect: (212) 750-5833